                                                                    EXHIBIT 12.1

             STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES

       (dollars in thousands)                               1997      1996      1995      1994      1993      1992
                                                        ----------------------------------------------------------
INCOME BEFORE INCOME TAXES                              $158,387  $144,119  $131,720  $120,834  $117,228  $108,700
                                                        ==========================================================

FIXED CHARGES:
  INTEREST EXPENSE                                      $200,623  $188,629  $179,977  $123,552  $116,125  $150,297
  CAPITALIZED INTEREST                                     1,901       541       114         0         0         0
                                                        ----------------------------------------------------------
   TOTAL FIXED CHARGES                                  $202,524  $189,170  $180,091   $123,552 $116,125  $150,297
                                                        ==========================================================
INTEREST EXPENSE ON DEPOSITS                            $134,176  $121,955  $105,304   $ 90,477 $ 98,794  $131,993
                                                        ==========================================================

RATIO OF EARNINGS TO FIXED CHARGES:
 EXCLUDING INTEREST ON DEPOSITS (1)                          3.3       3.1       2.8       4.7       7.8       6.9
 INCLUDING INTEREST ON DEPOSITS (2)                          1.8       1.8       1.7       2.0       2.0       1.7

(1)  INCOME BEFORE INCOME TAXES + INTEREST EXPENSE - INTEREST EXPENSE ON
     DEPOSITS
     ____________________________________________________________________
          TOTAL FIXED CHARGES - INTEREST EXPENSE ON DEPOSITS

(2)  INCOME BEFORE INCOME TAXES + INTEREST EXPENSE
     _____________________________________________
               TOTAL FIXED CHARGES